Exhibit 99.1

Tronox Reports Second Quarter 2022 Financial Results

Delivered record earnings and strong margin performance

Returned $91 million to shareholders year-to-date

STAMFORD, Conn., Jul. 27, 2022/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending June 30, 2022, as follows:

Second Quarter 2022 Financial Highlights:

•	Produced revenue of $945 million, an increase of 2% compared to the prior year, driven by higher revenue from TiO2

•
Generated income from operations of $190 million and net income of $375 million, inclusive of a reversal of a portion of the valuation allowance in Australia relating to deferred tax assets resulting in a non-cash benefit of $262 million

•	Achieved GAAP diluted EPS of $2.37; adjusted diluted EPS of $0.84 (non-GAAP) primarily due to the exclusion of the Australian valuation allowance reversal of $1.65

•	Delivered Adjusted EBITDA of $275 million, slightly above the midpoint of guidance, and an Adjusted EBITDA margin of 29.1%, representing an improvement of 350 basis points year-over-year

•	Invested $99 million in capital expenditures, primarily in our newTRON and vertical integration initiatives

•	Repurchased $25 million or approximately 1.5 million shares during the second quarter; total share repurchases of $50 million year-to-date

Outlook

•	Q3 2022 TiO2 volumes expected to be relatively flat sequentially

•	Q3 2022 Adjusted EBITDA expected to be $275-$295 million

This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.

Note: For the Company's guidance with respect to third quarter 2022 and full year 2022 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

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Summary of Select Financial Results for the Quarter Ending June 30, 2022

($M unless otherwise noted)	Q2 2022	Q2 2021	Y-o-Y % ∆	Q1 2022	Q-o-Q % ∆
Revenue	$945	$927	2%	$965	(2)%
TiO2	$769	$740	4%	$773	(1)%
Zircon	$111	$121	(8)%	$108	3%
Feedstock and other products	$65	$66	(2)%	$84	(23)%
Income from operations	$190	$150	27%	$69	175%
Net Income	$375	$77	387%	$16	n/m
Net Income attributable to Tronox	$375	$73	414%	$16	n/m
GAAP diluted earnings per share	$2.37	$0.46	415%	$0.10	n/m
Adjusted diluted earnings per share	$0.84	$0.61	38%	$0.60	40%
Adjusted EBITDA	$275	$237	16%	$240	15%
Adjusted EBITDA Margin %	29.1%	25.6%	350 bps	24.9%	420 bps
Free cash flow	$(67)	$150	(145)%	$86	(178)%

	Y-o-Y % ∆		Q-o-Q % ∆
	Volume	Price	Volume	Price
TiO2	(9)%	15%	(3)%	2%
Local Currency Basis	n/a	19%	n/a	4%
Zircon	(38)%	47%	(5)%	8%

Co-CEOs' Remarks

“We are pleased with Tronox’s performance in the second quarter and our employees' dedication to delivering on our commitments,” commented John D. Romano, co-chief executive officer. “The Company achieved a record Adjusted EBITDA of $275 million, slightly above the midpoint of our guided range, and an Adjusted EBITDA margin of 29.1%, exceeding expectations and improving 350 basis points year-over-year, owing to improved pricing and favorable product mix. This marks the twenty-first consecutive quarter in which Tronox has delivered an Adjusted EBITDA margin above 20%, evidence of the strength and resilience of our business. On a trailing twelve-month basis, Tronox achieved an Adjusted EBITDA of $1 billion, another demonstration of our earnings potential and a testament to the benefits of our vertically integrated business model.”

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Mr. Romano continued, “Pricing across all products continued its upward trajectory in the second quarter, as a result of continued execution of our commercial pricing strategy. Demand remained solid in the quarter, though TiO2 volumes came in slightly below our expectations due to ongoing supply chain challenges across all regions. As we enter the second half of the year, despite changing macroeconomic conditions and increasing inflation, we continue to project solid financial performance through strong execution and operating agility. At this stage we continue to see steady demand across the majority of our end markets, though we expect demand in Asia Pacific and Europe to remain dynamic. Notwithstanding, we are confident in Tronox’s position and ability to deliver for our customers given our integrated business model and global footprint that allow us to quickly adapt to changing market conditions.”

Jean-François Turgeon, co-chief executive officer, added, "As we emphasized at our Investor Day in June, we are committed to driving continued value creation through our capital allocation strategy. The investments we make today in key projects, including newTRON and the mining development projects in Australia and South Africa, support our future growth and profitability and are critical to ensuring we remain competitive across all economic scenarios while enabling improved return on capital. In addition, we have returned $91 million to shareholders year-to-date, through $50 million in share repurchases and $41 million in dividend payments. We expect to continue share repurchases under the remaining ~$250 million program through February 2024 as cash generation permits.”

Mr. Turgeon concluded, “We are proactively monitoring the macroeconomic environment. We have ample levers available to ensure sufficient liquidity under any conceivable scenario. We remain focused on executing the strategy we detailed at Investor Day and delivering on our commitments. Our business has never been stronger, and we are confident we will continue to demonstrate the value of our vertically integrated business model and deliver safe, quality, low-cost, sustainable tons for our customers.”

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Second Quarter 2022 Results

(Comparisons are to prior year (Q2 2022 vs. Q2 2021) unless otherwise noted)

The Company recorded second quarter revenue of $945 million, an increase of 2%, due to higher TiO2 revenues. Revenue from TiO2 sales was $769 million, an increase of 4% driven by a 19% increase in average selling prices on a local currency basis, or a 15% increase on a US dollar basis, partially offset by a 9% decrease in volumes. Sequentially, TiO2 volumes decreased 3%, driven by lower volumes in Asia Pacific, partially offset by higher volumes in all other regions, while average selling prices increased 4% on a local currency basis, or 2% on a US dollar basis.

Zircon revenue decreased 8% to $111 million driven by a 38% decrease in volumes, partially offset by a 47% increase in average selling prices. Sequentially, zircon revenue increased 3%, driven by an 8% increase in average selling prices, partially offset by a 5% decline in volumes. The volume decline year-over-year was due to higher sales from inventory in 2021, while the volume decline sequentially was due to logistics challenges and shipping delays.

Revenue from other products was $65 million, relatively in line with revenue in the year-ago quarter. Lower pig iron volumes were partially offset by higher pig iron average selling prices. Revenue declined 23% sequentially, primarily due to lower pig iron volumes, partially offset by higher pig iron average selling prices.

Net income attributable to Tronox in the quarter of $375 million included non-recurring items such as the reversal of a tax valuation allowance of $262 million and a loss on extinguishment of debt of $20 million. Together, these and other adjustments totaled $241 million or $1.52 per diluted share. Excluding these items, adjusted net income attributable to Tronox (non-GAAP) was $134 million, or $0.84 per diluted share, an increase of 40% and 38%, respectively. The Australian tax valuation allowance was reversed given the recent and anticipated earnings generation of our Australian business.

Adjusted EBITDA of $275 million represented an increase of 16% driven by higher pricing across all products and favorable exchange rates, partially offset by higher costs to serve our customers, including increased commodity costs and higher freight costs, as well as lower volumes. Adjusted EBITDA margin improved to 29.1% for the quarter.

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Sequentially, Adjusted EBITDA increased 15% due to higher average selling prices and improved manufacturing costs, partially offset by lower volumes, higher freight costs and unfavorable exchange rates.

The Company's selling, general and administrative expenses were $73 million in the quarter. Tronox's second quarter net interest expense was $26 million, a 24% decrease due to lower debt levels and reduced interest rates compared to the prior year. Depreciation, depletion and amortization expense was $67 million.

Balance Sheet, Cash Flow and Capital Allocation

Tronox ended the quarter with $2.5 billion of total debt and a net leverage ratio of 2.5x. Available liquidity at the end of the quarter totaled $508 million, including $112 million in cash and cash equivalents and $396 million available under revolving credit agreements. There are no significant debt maturities until 2028 and no financial covenants on the Company's term loans or bonds.

Free cash flow for the second quarter was a use of $67 million, due to the $85 million settlement payment in the quarter. Second quarter capital expenditures were $99 million, including investments in key capital projects such as newTRON, the Company's global business transformation project to improve, automate, and digitize; and Atlas Campaspe, the mining development project in Eastern Australia that will sustain Tronox's internalization of feedstocks and associated cost advantages and also provide additional zircon supply. These investments are expected to generate returns significantly above the Company's cost of capital and sustain Tronox's position as a leading low-cost producer.

In the second quarter of 2022, the Company returned $25 million to shareholders through the repurchase of approximately 1.5 million shares and paid $41 million in dividends. On a year-to-date basis, Tronox returned $91 million to shareholders across share repurchases and dividend payments.

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Sustainability

In June, Tronox published its 2021 sustainability report detailing the significant steps taken over the last year to advance its leadership role in sustainability and protecting the environment. Melissa Zona, senior vice president, chief sustainability and human resources officer, commented, “The ESG targets we set in last year's report were our first public targets and were done as steps toward achieving carbon neutrality. Just one year later, we are updating and accelerating these targets, enabled by successes across the organization.” Tronox remains committed to achieving carbon neutrality by 2050. The Company's initial goal to reduce GHG emissions intensity (compared to 2019 baseline) by 15% by 2025 has been increased to 35%. The initial goal of 35% by 2030 has been updated to 50%. Tronox intends to reduce the amount of waste that it sends to landfills by 15% in 2025 and 25% in 2030, with zero waste to external dedicated landfills by 2050. The Company is targeting a goal of zero injuries, zero incidents, and zero harm by building capabilities in its people, plants, and processes. Tronox is also striving to improve the gender balance and diversity of its workforce, leadership and succession planning in order to build a workplace that is even more representative of its local communities and where all people feel valued, represented and respected. For more details on these and other initiatives, download Tronox’s 2021 Sustainability Report at https://www.tronox.com/about-us/sustainability/sustainability-reports/.

Outlook

•	Q3 2022 TiO2 volumes expected to be relatively flat sequentially

•	Q3 2022 Adjusted EBITDA expected to be $275-$295 million

•	Reaffirm FY 2022 outlook from Investor Day:

◦	Adjusted EBITDA of $1.075 billion to $1.125 billion

◦	Adjusted EPS of $3.15 to $3.59[1]

◦	Free cash flow greater than or equal to $300 million

1.	Assumes a corporate effective tax rate of approximately 20%, which may vary depending on jurisdiction of earnings and tax assets.

Mr. Romano concluded, "We remain confident in the mid- and long-term fundamentals of our business, owing to the actions we have taken over the last several years to create a stronger and more resilient enterprise. While there have been recent shifts in the broader macro-economic backdrop, and we are monitoring developments given the dynamic market conditions, our business remains sound. We are committed to executing against our strategy and delivering value to our stakeholders."

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Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, July 28, 2022, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com

Dial-in Telephone Numbers:

United States: 1 (844) 200-6205

International: +1 929 526 1599

Access code: 603841

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on July 28, 2022, by 11:00 a.m. ET (New York), until August 2, 2022, 5:00 p.m. ET (New York)

Internet Replay: http://investor.tronox.com

Replay Dial-in Telephone Numbers:

US Toll Free: 1 (866) 813-9403

International: +44 204 525 0658

Replay Access Code: 720357

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, anticipated costs and benefits of project newTRON and Atlas Campaspe, the Company's anticipated capital allocation strategy, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$945	$927	$1,910	$1,818
Cost of goods sold	682	700	1,415	1,385
Gross profit	263	227	495	433
Selling, general and administrative expenses	73	77	151	158
Venator settlement	-	-	85	-
Income from operations	190	150	259	275
Interest expense	(28)	(36)	(60)	(86)
Interest income	2	2	4	3
Loss on extinguishment of debt	(20)	(23)	(21)	(57)
Other income (expense), net	8	4	4	(6)
Income before income taxes	152	97	186	129
Income tax benefit (provision)	223	(20)	205	(26)
Net income	375	77	391	103
Net income attributable to noncontrolling interest	-	4	-	11
Net income attributable to Tronox Holdings plc	$375	$73	$391	$92

Earnings per share:
Basic	$2.40	$0.47	$2.52	$0.61
Diluted	$2.37	$0.46	$2.46	$0.59

Weighted average shares outstanding, basic (in thousands)	155,867	153,557	155,252	150,361
Weighted average shares outstanding, diluted (in thousands)	158,448	158,959	158,996	156,335

Other Operating Data:
Capital expenditures	99	60	202	118
Depreciation, depletion and amortization expense	67	71	135	155

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income (loss) attributable to Tronox Holdings plc (U.S. GAAP)	$375	$73	$391	$92

Venator settlement (a)	-	-	85	-
Loss on extinguishment of debt (b)	20	23	21	49
Severance charges and related costs (c)	2	-	3	-
Transaction costs (d)	-	-	-	18
Gain on asset sale (e)	-	-	-	(2)
Costs associated with former CEO retirement (f)	-	-	-	3
Costs associated with Exxaro deal (g)	-	-	-	1
Income tax expense - deferred tax assets (h)	(1)	-	(8)	-
Tax valuation allowance (i)	(262)	-	(262)	-
Other (j)	-	-	-	1
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$134	$96	$230	$162

Diluted net income (loss) per share (U.S. GAAP)	$2.37	$0.46	$2.46	$0.59

Venator settlement, per share	-	-	0.53	-
Loss on extinguishment of debt, per share	0.13	0.14	0.13	0.31
Severance charges and related costs, per share	0.01	-	0.02	-
Transaction costs, per share	-	-	-	0.12
Gain on asset sale, per share	-	-	-	(0.01)
Costs associated with former CEO retirement, per share	-	-	-	0.02
Costs associated with Exxaro deal, per share	-	-	-	0.01
Income tax expense - deferred tax assets, per share	(0.01)	-	(0.05)	-
Tax valuation allowance, per share	(1.65)		(1.65)
Other, per share	-	-	-	0.01
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.84	$0.61	$1.44	$1.04

Weighted average shares outstanding, diluted (in thousands)	158,448	158,959	158,996	156,335

(1) Only the loss on extinguishment of debt in 2021 has been tax impacted. No income tax impacts have been given to any other items as they were recorded in jurisdictions with full valuation allowances.

(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

(a) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.

(b)  2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and issuance of a new term loan which closed in April 2022. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029, and 5) voluntary prepayments made on the new Term Loan Facility.

(c) Represents severance charges for employees whose position was eliminated from the Company which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(d) Represents breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Income.

(e) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Condensed Consolidated Statement of Income.

(f) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(g) Represents costs associated with the Exxaro flip-in transaction which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(h) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in foreign tax jurisdictions.

(i) Represents the reversal of the tax valuation allowance associated with unlimited lived deferred tax assets within our Australian jurisdiction.

(j) Represents other activity not representative of ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$112	$228
Restricted cash	2	4
Accounts receivable (net of allowance for credit losses of $4 million and $4 million as of June 30, 2022 and December 31, 2021, respectively)	636	631
Inventories, net	1,106	1,048
Prepaid and other assets	143	132
Income taxes receivable	5	6
Total current assets	2,004	2,049

Noncurrent Assets
Property, plant and equipment, net	1,745	1,710
Mineral leaseholds, net	726	747
Intangible assets, net	242	217
Lease right of use assets, net	84	85
Deferred tax assets	1,221	985
Other long-term assets	198	194
Total assets	$6,220	$5,987

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$508	$438
Accrued liabilities	256	328
Short-term lease liabilities	19	26
Short-term debt	72	-
Long-term debt due within one year	17	18
Income taxes payable	13	12
Total current liabilities	885	822

Noncurrent Liabilities
Long-term debt, net	2,449	2,558
Pension and postretirement healthcare benefits	111	116
Asset retirement obligations	140	139
Environmental liabilities	65	66
Long-term lease liabilities	58	55
Deferred tax liabilities	156	157
Other long-term liabilities	30	32
Total liabilities	3,894	3,945

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 154,433,305 shares issued and outstanding at June 30, 2022 and 153,934,677 shares issued and outstanding at December 31, 2021	2	2
Capital in excess of par value	2,031	2,067
Retained earnings	1,014	663
Accumulated other comprehensive loss	(772)	(738)
Total Tronox Holdings plc shareholders’ equity	2,275	1,994
Noncontrolling interest	51	48
Total equity	2,326	2,042
Total liabilities and equity	$6,220	$5,987

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$391	$103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	135	155
Deferred income taxes	(240)	2
Share-based compensation expense	14	16
Amortization of deferred debt issuance costs and discount on debt	4	5
Loss on extinguishment of debt	21	57
Other non-cash items affecting net income	22	24
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(21)	(140)
(Increase) decrease in inventories, net	(80)	110
(Increase) decrease in prepaid and other assets	(3)	28
Increase in accounts payable and accrued liabilities	8	17
Net changes in income tax payables and receivables	2	4
Changes in other non-current assets and liabilities	(32)	(36)
Cash provided by operating activities	221	345

Cash Flows from Investing Activities:
Capital expenditures	(202)	(118)
Insurance proceeds	-	1
Loans	-	-
Proceeds from sale of assets	1	1
Cash used in investing activities	(201)	(116)

Cash Flows from Financing Activities:
Repayments of short-term debt	(15)	-
Repayments of long-term debt	(507)	(2,846)
Proceeds from long-term debt	396	2,375
Proceeds from short-term debt	87	-
Repurchase of common stock	(41)	-
Call premiums paid	(18)	(40)
Debt issuance costs	(4)	(34)
Proceeds from the exercise of options	-	3
Dividends paid	(41)	(28)
Restricted stock and performance-based shares settled in cash for withholding taxes	-	(3)
Cash used in financing activities	(143)	(573)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	5	3

Net decrease in cash, cash equivalents and restricted cash	(118)	(341)
Cash, cash equivalents and restricted cash at beginning of period	232	648
Cash, cash equivalents and restricted cash at end of period	$114	$307

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income (U.S. GAAP)	$375	$77	$391	$103
Interest expense	28	36	60	86
Interest income	(2)	(2)	(4)	(3)
Income tax provision	(223)	20	(205)	26
Depreciation, depletion and amortization expense	67	71	135	155
EBITDA (non-U.S. GAAP)	245	202	377	367
Share-based compensation (a)	7	7	14	16
Transaction costs (b)	-	-	-	18
Venator settlement (c)	-	-	85	-
Loss on extinguishment of debt (d)	20	23	21	57
Costs associated with former CEO retirement (e)	-	-	-	1
Gain on asset sale (f)	-	-	-	(2)
Foreign currency remeasurement (g)	(4)	-	4	(4)
Costs associated with Exxaro deal (h)	-	-	-	1
Severance charges and related costs (i)	2	-	3	-
Other items (j)	5	5	11	8
Adjusted EBITDA (non-U.S. GAAP)	$275	$237	$515	$462

(a) Represents non-cash share-based compensation.

(b) Represents breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

(c) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.

(d) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) voluntary prepayments made on the new Term Loan Facility.

(e) Represents costs, excluding share-based compensation, associated with the retirement agreement of the former CEO which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income. The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amount of $16 million in the table above.

(f) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Condensed Consolidated Statement of Income.

(g) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

(h) Represents costs associated with the Exxaro flip-in transaction which are included in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(i) Represents severance charges for employees whose position was eliminated from the Company which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(j) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the six months ended June 30, 2022:

Consolidated
Cash provided by operating activities	$221
Capital expenditures	(202)
Free cash flow (non-U.S. GAAP)	$19

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended
	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	Trailing Twelve Month Adjusted EBITDA

Net income (U.S. GAAP)	$113	$87	$16	$375	$591
Interest expense	37	34	32	28	131
Interest income	(1)	(3)	(2)	(2)	(8)
Income tax provision	28	17	18	(223)	(160)
Depreciation, depletion and amortization expense	72	70	68	67	277
EBITDA (non-U.S. GAAP)	249	205	132	245	831
Share-based compensation (a)	7	8	7	7	29
Venator settlement (b)	-	-	85	-	85
Loss on extinguishment of debt (c)	3	5	1	20	29
Foreign currency remeasurement (d)	(10)	(2)	8	(4)	(8)
Costs associated with Exxaro deal (e)	-	5	-	-	5
Office closure costs (f)	-	3	-	-	3
Severance charges and related costs (g)	-	-	-	2	2
Other items (h)	3	9	7	5	24
Adjusted EBITDA (non-U.S. GAAP)	$252	$233	$240	$275	$1,000

(a) Represents non-cash share-based compensation.

(b) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.

(c) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022. 2021 amount represents the loss in connection with voluntary prepayments made on the Term Loan Facility.

(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

(e) Represents costs associated with the Exxaro flip-in transaction which are included in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(f) Represents impairments of our right-of-use assets associated with the early termination of our leases and other costs related to the closure of our Baltimore and New York City offices which are included in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(g) Represents severance charges for employees whose position was eliminated from the Company which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(h) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

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